Exhibit 5.1

[Form of Opinion of Simpson Thacher & Bartlett LLP]

[                 ], 2011

Orchard Supply Hardware Stores Corporation

6450 Via Del Oro

San Jose, California 95119

Ladies and Gentlemen:

We have acted as counsel to Orchard Supply Hardware Stores Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-175105) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the distribution by spin-off of [                    ] shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and the issuance by the Company and distribution by spin-off of [                    ] shares of the Company’s Series A Preferred Stock, par value $0.01 per share (the “Preferred Stock” and, together with the Class A Common Stock, the “Shares”), to shareholders of Sears Holdings Corporation, a Delaware corporation (“Sears”).

We have examined the Registration Statement and (i) a form of the share certificate of the Class A Common Stock and (ii) a form of the Certificate of Designation for the Preferred Stock (the “Certificate of Designation”), each of which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(1)(a) When the Board of Directors of the Company or a duly constituted and acting committee of such Board of Directors (such Board of Directors or committee being hereinafter referred to as the “Board”) has taken all necessary corporate action to authorize and approve the subdivision of the Class A Common Stock in the amount set forth in the Registration Statement and (b) when the Amended and Restated Certificate of Incorporation of the Company (the “Amended and Restated Charter”) has been duly filed with the Secretary of State of the State of Delaware, the Class A Common Stock will be validly issued, fully paid and nonassessable.

(2)(a) When the Board has taken all necessary corporate action to authorize and approve the issuance of the Preferred Stock and (b) when the Amended and Restated Charter and the related Certificate of Designation have been duly filed with the Secretary of State of the State of Delaware, the Preferred Stock will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

[ ] SIMPSON THACHER & BARTLETT LLP